SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                    --------------

                                     SCHEDULE 13G

                                    (RULE 13D-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1 (B) (C),
         AND (D) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)

                                (AMENDMENT NO. )*

                                 AMERISAFE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   03071H 10 0
                -----------------------------------------------
                                 (CUSIP Number)

                               NOVEMBER 17, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
      Schedule is filed:

        [ ]  Rule 13d-1(b)
        [ ]  Rule 13d-1(c)
        [X]  Rule 13d-1(d)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------                      -------------------------------
CUSIP NO.   03071H 10 0              13G              PAGE       2   OF   17
           -----------------                                   -------   -------
----------------------------                     -------------------------------


--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Abbott Capital 1330 Investors I, LP
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware Limited Partnership
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0 shares
                  --------------------------------------------------------------
   NUMBER OF      6  SHARED VOTING POWER
     SHARES
  BENEFICIALLY       971,817 shares (A)
    OWNED BY      --------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON          0 shares
     WITH:        --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     971,817 shares (A)
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     971,817 shares (A)
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                       [ ]
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.3%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------

(A) Represents 200,000 shares of Series C Convertible Preferred Stock that is convertible within 60 days into a total of 971,817 shares of Common Stock.

---------------------------                      -------------------------------
CUSIP NO.   03071H 10 0              13G              PAGE       3   OF   17
           -----------------                                   -------   -------
----------------------------                     -------------------------------


--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Abbott Capital 1330 GenPar I, LLC

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware Limited Liability Company

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0 shares
                  --------------------------------------------------------------
   NUMBER OF      6  SHARED VOTING POWER
     SHARES
  BENEFICIALLY       971,817 shares (A)
    OWNED BY      --------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON          0 shares
     WITH:        --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     971,817 shares (A)
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     971,817 shares (A)
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                          [ ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.3%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO
--------------------------------------------------------------------------------

(A) Represents 200,000 shares of Series C Convertible Preferred Stock that is convertible within 60 days into a total of 971,817 shares of Common Stock.

---------------------------                      -------------------------------
CUSIP NO.   03071H 10 0              13G              PAGE       4   OF   17
           -----------------                                   -------   -------
----------------------------                     -------------------------------


--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Abbott Capital Management, LLC
--------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                     (a) [ ]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware Limited Liability Company
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0 shares
                  --------------------------------------------------------------
   NUMBER OF      6  SHARED VOTING POWER
     SHARES
  BENEFICIALLY       971,817 shares (A)
    OWNED BY      --------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON          0 shares
     WITH:        --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     971,817 shares (A)
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     971,817 shares (A)
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                       [ ]
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.3%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO
--------------------------------------------------------------------------------

(A) Represents 200,000 shares of Series C Convertible Preferred Stock that is convertible within 60 days into a total of 971,817 shares of Common Stock.

---------------------------                      -------------------------------
CUSIP NO.   03071H 10 0              13G              PAGE       5   OF   17
           -----------------                                   -------   -------
----------------------------                     -------------------------------


--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Raymond L. Held
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0 shares
                  --------------------------------------------------------------
   NUMBER OF      6  SHARED VOTING POWER
     SHARES
  BENEFICIALLY       971,817 shares (A)
    OWNED BY      --------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON          0 shares
     WITH:        --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     971,817 shares (A)
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     971,817 shares (A)
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                          [ ]
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.3%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

(A) Represents 200,000 shares of Series C Convertible Preferred Stock that is convertible within 60 days into a total of 971,817 shares of Common Stock.

---------------------------                      -------------------------------
CUSIP NO.   03071H 10 0              13G              PAGE       6   OF   17
           -----------------                                   -------   -------
----------------------------                     -------------------------------

--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Thaddeus I. Gray
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0 shares
                  --------------------------------------------------------------
   NUMBER OF      6  SHARED VOTING POWER
     SHARES
  BENEFICIALLY       971,817 shares (A)
    OWNED BY      --------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON          0 shares
     WITH:        --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     971,817 shares (A)
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     971,817 shares (A)
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                         [ ]
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.3%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

(A) Represents 200,000 shares of Series C Convertible Preferred Stock that is convertible within 60 days into a total of 971,817 shares of Common Stock.

---------------------------                      -------------------------------
CUSIP NO.   03071H 10 0              13G              PAGE       7   OF   17
           -----------------                                   -------   -------
----------------------------                     -------------------------------


--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Jonathan D. Roth
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0 shares
                  --------------------------------------------------------------
   NUMBER OF      6  SHARED VOTING POWER
     SHARES
  BENEFICIALLY       971,817 shares (A)
    OWNED BY      --------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON          0 shares
     WITH:        --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     971,817 shares (A)
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     971,817 shares (A)
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                           [ ]
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.3%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

(A) Represents 200,000 shares of Series C Convertible Preferred Stock that is convertible within 60 days into a total of 971,817 shares of Common Stock.

---------------------------                      -------------------------------
CUSIP NO.   03071H 10 0              13G              PAGE        8   OF   17
           -----------------                                   -------   -------
----------------------------                     -------------------------------


--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Kathryn J. Stokel

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0 shares
                  --------------------------------------------------------------
   NUMBER OF      6  SHARED VOTING POWER
     SHARES
  BENEFICIALLY       971,817 shares (A)
    OWNED BY      --------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON          0 shares
     WITH:        --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     971,817 shares (A)
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     971,817 shares (A)
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                         [ ]
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.3%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

(A) Represents 200,000 shares of Series C Convertible Preferred Stock that is convertible within 60 days into a total of 971,817 shares of Common Stock.

---------------------------                      -------------------------------
CUSIP NO.   03071H 10 0              13G              PAGE        9   OF   17
           -----------------                                   -------   -------
----------------------------                     -------------------------------


--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Lauren M. Massey
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------

                  5  SOLE VOTING POWER

                     0 shares
                  --------------------------------------------------------------
   NUMBER OF      6  SHARED VOTING POWER
     SHARES
  BENEFICIALLY       971,817 shares (A)
    OWNED BY      --------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON          0 shares
     WITH:        --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     971,817 shares (A)
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     971,817 shares (A)
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                     [ ]
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.3%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

(A) Represents 200,000 shares of Series C Convertible Preferred Stock that is convertible within 60 days into a total of 971,817 shares of Common Stock.

---------------------------                      -------------------------------
CUSIP NO.   03071H 10 0              13G              PAGE       10   OF   17
           -----------------                                   -------   -------
----------------------------                     -------------------------------


--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Charles H. van Horne
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0 shares
                  --------------------------------------------------------------
   NUMBER OF      6  SHARED VOTING POWER
     SHARES
  BENEFICIALLY       971,817 shares (A)
    OWNED BY      --------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON          0 shares
     WITH:        --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     971,817 shares (A)
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     971,817 shares (A)
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                     [ ]
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.3%

--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------

(A) Represents 200,000 shares of Series C Convertible Preferred Stock that is convertible within 60 days into a total of 971,817 shares of Common Stock.

---------------------------                      -------------------------------
CUSIP NO.   03071H 10 0              13G              PAGE       11   OF   17
           -----------------                                   -------   -------
----------------------------                     -------------------------------


ITEM 1(A).  NAME OF ISSUER: Amerisafe, Inc. (the "Issuer").

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 2301 Highway 190 West, DeRidder, Louisiana 70634

ITEM 2(A).  NAMES OF PERSONS FILING: Names of Persons Filing: Abbott Capital

            1330 Investors I, LP ("1330"); Abbott Capital 1330 GenPar I, LLC ("GenPar"), which is the manager of 1330; Abbott Capital Management, LLC ("ACM"), which is a manager of GenPar; and Raymond L. Held ("Held"), Thaddeus I. Gray ("Gray"), Jonathan D. Roth ("Roth"), Kathryn J. Stokel ("Stokel"), Lauren M. Massey ("Massey") and Charles H. van Horne ("van Horne") (collectively, the "Managers"). Held, Gray, Roth, Stokel, Massey and van Horne are individual managers of ACM. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
            Address of Principal Business Office or, if None, Residence: The address of the principal business office of each of the Reporting Persons is 1211 Avenue of the Americas, Suite 4300, New York, NY 10036-5422.

ITEM 2(C). CITIZENSHIP: 1330 is a limited partnership organized under the laws of the State of Delaware. Each of GenPar and ACM is a limited liability company organized under the laws of the State of Delaware. Each of the Managers is a United States citizen.

ITEM 2(D).  TITLE OF CLASS OF SECURITIES: Common Stock

ITEM 2(E).  CUSIP NUMBER: 03071H 10 0

ITEM 3.     STATEMENTS FILED PURSUANT TO SS.SS. 240.13D-1(B) OR 240.13D-2(B) OR
            (C):

            Not applicable.

ITEM 4.     OWNERSHIP.

            (a)  Amount Beneficially Owned:

                 See row 9 of cover page for each Reporting Person.

            (b) Percent of Class: See Line 11 of cover sheets.

                 See row 11 of cover page for each Reporting Person.

            (c) Number of shares as to which such person has:

                (i) sole power to vote or to direct the vote:

                    See row 5 of cover page for each Reporting Person.

               (ii) shared power to vote or to direct the vote:

                    See row 6 of cover page for each Reporting Person.

              (iii) sole power to dispose or to direct the disposition of:

                    See row 7 of cover page for each Reporting Person.

---------------------------                      -------------------------------
CUSIP NO.   03071H 10 0              13G              PAGE       12   OF   17
           -----------------                                   -------   -------
----------------------------                     -------------------------------


           (iv) shared power to dispose or to direct the disposition of:

                See row 8 of cover page for each Reporting Person.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
         ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
         ---------------------------------------------------------------------

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable. This Schedule 13G is being filed jointly pursuant to Rule 13d-1(k).

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

---------------------------                      -------------------------------
CUSIP NO.   03071H 10 0              13G              PAGE       13   OF   17
           -----------------                                   -------   -------
----------------------------                     -------------------------------


                                       SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2006


ABBOTT CAPITAL 1330 INVESTORS I, LP

By: ABBOTT CAPITAL 1330 GenPar I, LLC

    By: /s/ Lauren M. Massey
        --------------------------
           Lauren M. Massey
           Manager


ABBOTT CAPITAL 1330 GenPar I, LLC

By: /s/ Lauren M. Massey
    -----------------------------------
       Lauren M. Massey
       Manager


ABBOTT CAPITAL MANAGEMENT, LLC

By: /s/ Lauren M. Massey
    -----------------------------------
       Lauren M. Massey
       Manager


                                    *
-----------------------------------------------------------------------
Raymond L. Held

                                     *
------------------------------------------------------------------------
Thaddeus I. Gray

                                    *
-----------------------------------------------------------------------
Jonathan D. Roth

                                   *
----------------------------------------------------------------------
Kathryn J. Stokel

---------------------------                      -------------------------------
CUSIP NO.   03071H 10 0              13G              PAGE       14   OF   17
           -----------------                                   -------   -------
----------------------------                     -------------------------------



/s/ Lauren M. Massey
----------------------------------------------------------------------
Lauren M. Massey

                                   *
----------------------------------------------------------------------
Charles H. van Horne

                                    *By:  /s/ Lauren M. Massey
                                          -----------------------------------
                                          Lauren M. Massey, Attorney-in-Fact

--------------------------------------------------------------------------------

This Schedule 13G was executed by Lauren M. Massey pursuant to Powers of Attorney in connection with this Schedule 13G for Amerisafe, Inc., which Powers of Attorney are attached hereto as Exhibit 2.

--------------------------                       -------------------------------
CUSIP NO.   03071H 10 0                13G              PAGE     15   OF   17
           ---------------                                     -------   -------
--------------------------                       -------------------------------

                                                                       EXHIBIT 1

                                       AGREEMENT

    Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Amerisafe, Inc.

    EXECUTED as a sealed instrument this 14th day of February, 2006.


ABBOTT CAPITAL 1330 INVESTORS I, LP

By: ABBOTT CAPITAL 1330 GenPar I, LLC

    By: /s/ Lauren M. Massey
        ---------------------------
           Lauren M. Massey
           Manager


ABBOTT CAPITAL 1330 GenPar I, LLC

By: /s/ Lauren M. Massey
    -----------------------------------
       Lauren M. Massey
       Manager


ABBOTT CAPITAL MANAGEMENT, LLC

By: /s/ Lauren M. Massey
    -----------------------------------
       Lauren M. Massey
       Manager


                                    *
-----------------------------------------------------------------------
Raymond L. Held

                                     *
------------------------------------------------------------------------
Thaddeus I. Gray

                                    *
-----------------------------------------------------------------------
Jonathan D. Roth

                                   *
----------------------------------------------------------------------
Kathryn J. Stokel

--------------------------                       -------------------------------
CUSIP NO.   03071H 10 0                13G              PAGE     16   OF   17
           ---------------                                     -------   -------
--------------------------                       -------------------------------



/s/ Lauren M. Massey
----------------------------------------------------------------------
Lauren M. Massey

                                   *
----------------------------------------------------------------------
Charles H. van Horne

                                    *By:  /s/ Lauren M. Massey
                                          -----------------------------------
                                          Lauren M. Massey, Attorney-in-Fact

--------------------------------------------------------------------------------


This Agreement was executed by Lauren M. Massey pursuant to Powers of Attorney in connection with this Schedule 13G for Amerisafe, Inc., which Powers of Attorney are attached hereto as Exhibit 2.

--------------------------                       -------------------------------
CUSIP NO.   03071H 10 0                13G              PAGE     17   OF   17
           ---------------                                     -------   -------
--------------------------                       -------------------------------


                                                                       EXHIBIT 2

                                   POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Lauren M. Massey his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a manager of any limited liability company, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or her substitutes, may lawfully do or cause to be done by virtue hereof.

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 14th day of February, 2006.

                                    /s/ Raymond L. Held
                                    ------------------------------------
                                    Raymond L. Held


                                    /s/ Thaddeus I. Gray
                                    ------------------------------------
                                    Thaddeus I. Gray

                                    /s/ Jonathan D. Roth
                                    ------------------------------------
                                    Jonathan D. Roth

                                    /s/ Kathryn J. Stokel
                                    ------------------------------------
                                    Kathryn J. Stokel

                                    /s/ Charles H. van Horne
                                    ------------------------------------
                                    Charles H. van Horne